Exhibit 99.4

The share exchange described in this press release involves securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in the open market or through privately negotiated purchases.

Note: This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

September 30, 2026

Company name:	TSUKISHIMA HOLDINGS CO., LTD.

Name of representative:	Jun Kawasaki, President Representative Director
(Securities code: 6332; TSE Prime Market)

Inquiries:	Atsushi Kikkawa, Senior General Manager, General Affairs Department
(Telephone: +81-3-5560-6511)

Notice Regarding the Establishment of a Record Date for and the Convening of an Extraordinary General Meeting of Shareholders, Amendments to the Articles of Incorporation, and Revision of the Restricted Stock Compensation Plan

As described in the announcement entitled “Notice Concerning the Conclusion of Business Integration Agreement and Share Exchange Agreement in Respect of the Business Integration of TSUKISHIMA HOLDINGS CO., LTD. and Mitsubishi Kakoki Kaisha, Ltd., the Transition to a Holding Company Structure through an Absorption-Type Company Split of Mitsubishi Kakoki Kaisha, Ltd., the Change of Trade Name, Other Partial Amendments to the Articles of Incorporation, and the Change in Representative Director” separately disclosed today, TSUKISHIMA HOLDINGS CO., LTD. (the “Company”) and Mitsubishi Kakoki Kaisha, Ltd. (collectively, the “Parties”) resolved at their respective Board of Directors meetings held today to implement a business integration through a share exchange (the “Share Exchange”), subject to the approval of their respective shareholders’ meetings and the receipt of the required regulatory approvals and permits. The Share Exchange is scheduled to become effective on April 1, 2027. The Parties also entered into a Share Exchange Agreement and a Business Integration Agreement today.

In connection with the foregoing, the Company hereby announces that, at an extraordinary meeting held today, its Board of Directors resolved to establish a record date for convening an Extraordinary General Meeting of Shareholders (the “EGM”), to hold the EGM, and to submit the following proposals to the EGM:

1.	Approval of the Share Exchange Agreement

2.	Partial Amendments to the Articles of Incorporation

3.	Partial Revision of the Restricted Stock Compensation Plan for Directors

Details are as follows.

Details

1.	Record Date for the Extraordinary General Meeting of Shareholders

To determine the shareholders entitled to exercise voting rights at the EGM, the Company has set October 16, 2026 (Friday) as the record date. Shareholders entered or recorded in the final shareholder register as of such date shall be entitled to exercise voting rights at the EGM.

Record Date	October 16, 2026 (Friday)

Date of Public Notice	September 30, 2026 (Wednesday)

Method of Public Notice	Electronic public notice (to be posted on the Company’s website)

Website	https://www.tsk-g.co.jp/wp/wp-content/uploads/2026/09/tshd.pdf

2.	Schedule of the Extraordinary General Meeting of Shareholders and Matters to be Resolved

Date and Time

December 4, 2026 (Friday), 2:00 p.m. (JST)

Venue

HOTEL Mariners’ Court TOKYO 4th Floor, Hakuo

4-7-28 Harumi, Chuo-ku, Tokyo, Japan

Matters to be Resolved

Proposal No. 1

Approval of the Share Exchange Agreement

For further details, please refer to the announcement entitled “Notice Concerning the Conclusion of Business Integration Agreement and Share Exchange Agreement in Respect of the Business Integration of TSUKISHIMA HOLDINGS CO., LTD. and Mitsubishi Kakoki Kaisha, Ltd., the Transition to a Holding Company Structure through an Absorption-Type Company Split of Mitsubishi Kakoki Kaisha, Ltd., the Change of Trade Name, Other Partial Amendments to the Articles of Incorporation, and the Change in Representative Director” separately disclosed today.

Proposal No. 2

Partial Amendments to the Articles of Incorporation

Proposal No. 3

Partial Revision of the Restricted Stock Compensation Plan for Directors

3.	Partial Amendments to the Articles of Incorporation

(1)  Reason for the Amendments

If Proposal No. 1, “Approval of the Share Exchange Agreement,” is approved as originally proposed at the EGM and the Share Exchange becomes effective, Mitsubishi Tsukishima Kakoki Holdings Co., Ltd., the joint holding company (“Mitsubishi Tsukishima Kakoki Holdings”), will become the sole shareholder of the Company. As a result, it will no longer be necessary to establish a record date for determining voting rights at the annual general meeting of shareholders.

Accordingly, subject to the effectiveness of the Share Exchange, the Company proposes to delete Article 13 (Record Date for the Annual General Meeting of Shareholders) of the current Articles of Incorporation in its entirety and renumber the subsequent articles accordingly.

(2)  Details of the Amendments

The proposed amendments are as follows. These amendments shall become effective on April 1, 2027, the scheduled effective date of the Share Exchange, subject to the approval of Proposal No. 1, “Approval of the Share Exchange Agreement,” at the EGM and the effectiveness of the Share Exchange.

(Amended portions are underlined.)

Current Articles of Incorporation	Proposed Amendments

Articles 1 through 12 (Omitted)	Articles 1 through 12 (Omitted)

(Record Date for the Annual General Meeting of Shareholders) Article 13 The record date for voting rights at the annual general meeting of shareholders shall be March 31 of each year.	(Deleted)

Articles 14 through 40 (Omitted)	Articles 13 through 39 (Unchanged except for renumbering)

4.	Partial Revision of the Restricted Stock Compensation Plan for Directors

(1)  Purpose of the Revision

The Company previously obtained shareholder approval at the 157th Annual General Meeting of Shareholders held on June 25, 2019, for the establishment of a remuneration limit and other matters in connection with the introduction of a Restricted Stock Compensation Plan (the “Plan”) for directors excluding outside directors (the “Eligible Directors”).

If Proposal No. 1, “Approval of the Share Exchange Agreement,” is approved as originally proposed at the EGM and the Share Exchange becomes effective, the Company will become a wholly owned subsidiary of Mitsubishi Tsukishima Kakoki Holdings.

The purpose of this revision to the Plan (the “Revision”) is to continue providing the Eligible Directors with incentives to contribute to the sustainable enhancement of the corporate value of the Mitsubishi Tsukishima Kakoki Holdings Group, including the Company, and to further align their interests with those of the Company’s shareholders by continuing to impose transfer restrictions on the shares of Mitsubishi Tsukishima Kakoki Holdings to be allotted in place of the restricted stock compensation previously granted to the Eligible Directors in connection with the Share Exchange (the “Exchanged Shares”).

The Revision is subject to the approval of Proposal No. 1 at the EGM. The Revision applies solely to the restricted stock compensation that has already been granted under the existing Plan and the Exchanged Shares. The future design of the Plan from the next fiscal year onward will be reviewed separately under the new management structure following the Business Integration.

(2)  Outline of the Revision

Under the current Plan, where during the restricted transfer period, a merger agreement under which the Company becomes an absorbed company, a share exchange agreement or a share transfer plan under which the Company becomes a wholly-owned subsidiary, or any other organizational restructuring transaction is approved by the Company’s shareholders’ meeting or, where shareholder approval is not required, by the Board of Directors, the Company shall, by resolution of the Board of Directors, prior to the effective date of such organizational restructuring transaction, (i) lift the transfer restrictions on a reasonable number of the Company’s common shares allotted under the restricted stock allotment agreement, determined based on the period from the commencement of the restricted transfer period to the approval date of such organizational restructuring transaction, and (ii) automatically acquire without consideration any of the allotted shares for which transfer restrictions have not been lifted.

Under the Revision, all restricted shares previously granted to Eligible Directors will, following the effectiveness of the Share Exchange, be replaced with restricted stock compensation represented by the Exchanged Shares. In order to effect such replacement, on the premise that the Exchanged Shares will be treated as restricted stock compensation, the Company will neither lift the transfer restrictions on those restricted shares nor automatically acquire those restricted shares without consideration in connection with the Share Exchange. Shareholder approval is sought for the matters necessary to treat the Exchanged Shares as restricted stock compensation.

Further details of the Revision will be disclosed promptly once determined.